SUB-ACCOUNTING AGREEMENT

         Agreement made as of June 1, 2005 by and between each Fund, as defined below, and Legg Mason Wood Walker, Incorporated ("LMWW").

         WHEREAS, LMWW is the principal distributor of the Signature and Institutional Class shares of the Legg Mason Family of Funds, open-end investment companies registered under the Investment Company Act of 1940, including each of the separate portfolios of such funds, which are identified in Schedule C (each separate portfolio and each investment company without separate portfolios a "Fund" and collectively, the "Funds"); and

         WHEREAS, LMWW is registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer; and

         WHEREAS, LMWW has entered into an agreement with respect to each of the Funds pursuant to which it, among other things, offers for sale and sells Signature and Institutional Class shares of the Funds to its customers in accordance with the terms of the currently effective prospectuses of the Funds; and

         WHEREAS, LMWW is the record owner of the Signature and Institutional Class shares beneficially owned by such customers and maintains one or more omnibus accounts with each of the Funds, through which it holds said shares; and

         WHEREAS, LMWW maintains accurate records of the beneficial ownership of such shares and provides such other services as are specified in Schedule A hereto with respect to its customers that maintain in their LMWW accounts Signature or Institutional Classes of Fund shares; and

         WHEREAS, the Funds receive a direct benefit from LMWW performing the services described in this Agreement concerning the accounts of these customers.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees, as follows:

1. Performance of Services. LMWW agrees to perform the services specified on Schedule A (the "Services") with respect to its customers that maintain in their LMWW accounts Signature or Institutional Classes of Fund shares (each a "Customer" and collectively, the "Customers").

2. Maintenance of Records. LMWW agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules, and regulations applicable to the Services. Upon request of the Funds, LMWW shall provide copies of all the historical records relating to transactions in shares of the Funds on behalf of the Customer accounts, and

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     other related  materials,  as are maintained by LMWW in the ordinary course of its business to enable the Funds, their representatives and their independent public accountants to: (a) monitor and review the Services, (b)
     comply  with  any  request  of  a   government   body  or   self-regulatory
     organization or a shareholder, (c) verify compliance by LMWW with the terms of this Agreement, (d) make required regulatory reports, (e) perform general Customer supervision, (f) comply with any other applicable legal or regulatory obligations, or (g) as may otherwise be reasonably requested by the Funds. Upon reasonable notice, LMWW agrees that it will permit the Funds, their representatives or their independent public accountants to have reasonable access to its facilities, personnel and records at least two times each year in order to facilitate the monitoring of the quality of the Services. Notwithstanding this provision, it is understood and agreed that the names, addresses and other identifying information of LMWW customers (including the Customers) and LMWW's sales and support personnel are the exclusive property of LMWW. LMWW shall also deliver annually to the Funds a report prepared by an independent auditor addressing LMWW's performance under this Agreement or an independent auditor's report pursuant to Statement on Auditing Standards No. 70 on internal controls relevant to LMWW's services under this Agreement.

3. Confidentiality. Each Fund agrees for itself and each of its affiliates or representatives given access to LMWW facilities and/or records in accordance with Paragraph 2 hereto that each of them shall treat as confidential all records and any information obtained through such access, and shall not disclose information contained therein except as permitted under Paragraph 2. All such records and information maintained by LMWW and its affiliates in connection with this Agreement are the exclusive property of LMWW and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement, including Section 6.

4. Fees. In consideration of the Services provided hereunder, each Fund shall pay to LMWW the fees specified in Schedule B hereto. The liability of each such Fund to pay its fees, if any, shall be separate from the liability of any other Fund to pay its fees. In that connection, LMWW acknowledges that the fees owed by each such Fund shall be the responsibility and liability solely of that Fund.

5. Indemnification. (a) LMWW shall indemnify and hold harmless the Funds from and against any and all losses that it or they may incur (including, without limitation, reasonable attorneys' fees and expenses) arising out of LMWW's negligence, bad faith, willful misconduct or failure to comply with any applicable law in performing, or failing to perform, the Services under this Agreement.

     (b)Each Fund shall indemnify and hold harmless LMWW from any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) arising out of the acts or omissions of the Funds, except to the extent such losses arise out of LMWW's negligence, bad faith,

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     willful  misconduct  or  failure  to  comply  with  any  applicable  law in performing, or failing to perform, the Services under this Agreement.


6. Termination. This Agreement may be terminated, without penalty, at any time with respect to any Fund(s) by such Fund(s), upon 60 days written notice to LMWW. LMWW may terminate this Agreement, without penalty, at any time, provided, however, that in such event, LMWW shall (i) provide the Funds with at least six (6) months prior notice of such termination in order to enable the Funds to make alternative arrangements and/or to transition responsibility for servicing and maintenance of the Customer accounts from LMWW; (ii) make data files and other records relating to the Funds available to the Fund or their designee; and (iii) fully cooperate with the Funds and/or their designee to transition responsibility for servicing and maintenance of the Customer accounts from LMWW to the Funds and/or their designee. The provisions of Paragraphs 3, 5, 12 and 13, and LMWW's right to receive payment for services rendered, including reimbursement of its costs for any transition to a new service provider due to the Fund(s) actions, will survive termination of this Agreement.

7. Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the parties with respect to the matters dealt with therein, and supersedes any previous agreements and documents with respect to such matters. The agreement between LMWW and the Funds with respect to distribution of Fund shares remains in full force and effect and shall be governed by its independent terms and conditions.

8. Notice. All communications under this Agreement shall be written and sent to the Funds or LMWW at the addresses provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was received by either express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Any party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

9. Amendments. All amendments hereto must be in writing and signed by the parties hereto.

10. Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the non-assigning party.

11. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other resulting from such failure to perform or otherwise from such causes, provided that such party shall have used

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     commercially  reasonable  measures  to prevent  such  failure or damage and shall use commercially reasonable efforts to recommence performance of such obligations as soon as possible.

12. Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

13. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


LEGG MASON WOOD WALKER,
         INCORPORATED                       Address for Notice:


                                            100 Light Street
By:      /s/ D. Stuart Bowers               Baltimore, MD  21202
    ----------------------------------      Attn: D. Stuart Bowers
Name:    D. Stuart Bowers
Title:   Senior Vice President




FUNDS                                       Address for Notice:



By:     /s/ Gregory T. Merz                 100 Light Street
    ---------------------------------       Baltimore, MD  21202
Name:    Gregory T. Merz                    Attn:  Gregory T. Merz
Title:   Vice President



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                                   SCHEDULE A


          Pursuant to the Agreement by and among the parties hereto, LMWW shall perform the following Services:

1. Maintain separate records with respect to each Customer, which records shall accurately reflect, by Fund and by class, all shares purchased, exchanged and redeemed, including the date and price for all transactions, and share balances as well as the proper and accurate allocation of all dividends and distributions, whether paid in cash or shares, or invested in shares of another Fund. LMWW shall maintain with the transfer agent of the Funds omnibus accounts holding separately the Signature and Institutional Classes of shares representing the aggregate positions of such Customers and such accounts shall be in the name of LMWW or its nominee as the record owner of the shares owned beneficially by such Customers. LMWW may maintain more than one omnibus account in each of the Signature and Institutional Classes of each Fund if LMWW deems that convenient to Customers who receive dividends in different fashion or to separate from one another Customers who participate in different LMWW programs.

2. Monitor each Customer's eligibility to purchase and hold the Signature and Institutional Classes of shares and initiate appropriate transactions, including purchases of such shares and exchanges into and out of such other share classes, including exchanges arising out of changes in the eligibility of Customers to purchase or hold Signature or Institutional Classes of shares, relating to such Signature and Institutional Classes in accordance with the criteria set by the Funds.

3. Transmit to the Funds purchase, exchange and redemption orders with respect to the holdings of Customers. Such orders shall be transmitted in a manner and format mutually agreed upon by the parties. Orders for Fund shares must be time stamped and received by LMWW prior to the close of business of the New York Stock Exchange (generally 4:00 p.m.) on each day that the Funds are open for business and such orders must be received by the Funds or their agent from LMWW by 7:00 p.m. in order for LMWW to receive that day's net asset value.

4. Prepare and transmit to Customers periodic account statements at least quarterly, and as frequently as required by law, showing the total number of shares owned by each respective Customer as of the statement closing date, purchases, exchanges and redemptions of Fund shares by Customers during the period covered by the statement and the dividends and other distributions paid to Customers during the statement period (whether paid in cash or reinvested in Fund shares).

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5.   Forward to Customers Fund proxy  materials,  reports and other  information supplied by the Funds and required to be sent to  shareholders by law. Upon
     request  of  the  Fund,   LMWW  will  also   transmit  to  Customers   Fund
     communications deemed by the Fund, through its Board of Directors or similar governing body, to be material to shareholders of the Fund. In addition, LMWW will forward to Customers quarterly reports supplied by the Funds with respect to certain Funds. LMWW may consolidate or utilize "household" mailing for the above-described information where permissible under applicable law.

6. Provide to the Funds such daily and periodic reports as may be necessary to enable each of the Funds and Distributor to comply with State Blue Sky requirements.

7. Prepare, file or transmit all reports and returns as required by federal or state law with respect to each Customer account.

8.   Disburse  or credit to  Customer  accounts,  and  maintain  records of, all
     proceeds  of  redemptions  of  shares  and  all  other   distributions  not
     reinvested in shares of the Funds.






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                                   SCHEDULE B

                                  FEE SCHEDULE

 Each Fund agrees to pay LMWW an annual fee of $7.00 in respect of each Customer account holding Signature or Institutional Class shares, at any time during a calendar year. There will be no charge for zero balance accounts and for closed accounts. The fees provided for in this Schedule shall be billed quarterly by LMWW and paid by the appropriate Fund within 30 days after the receipt by the Fund unless the Fund provides notice to LMWW of any discrepancy in such bills that is not resolved within that 30 day period.





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                                   SCHEDULE C

                                      FUNDS

LEGG MASON CASH RESERVE TRUST

LEGG MASON CHARLES STREET TRUST, INC.
         Batterymarch U.S. Small Capitalization Equity Portfolio

LEGG MASON GLOBAL TRUST, INC.
         Legg Mason Emerging Markets Trust
         Legg Mason Global Income Trust
         Legg Mason International Equity Trust

LEGG MASON GROWTH TRUST, INC.

LEGG MASON INCOME TRUST, INC.
         Legg Mason Core Bond Portfolio
         Legg Mason High Yield Portfolio
         Legg Mason Investment Grade Income Portfolio
         Legg Mason Limited Duration Portfolio
         Legg Mason U.S. Government Money Market Portfolio

LEGG MASON INVESTMENT TRUST, INC.
         Legg Mason Opportunity Trust

LEGG MASON INVESTORS TRUST, INC.
         Legg Mason American Leading Companies Trust
         Legg Mason Balanced Trust
         Legg Mason U.S. Small-Capitalization Trust
         Legg Mason Financial Services Fund

LEGG MASON LIGHT STREET TRUST, INC.
         Legg Mason Classic Valuation Fund

LEGG MASON SPECIAL INVESTMENT TRUST, INC.

LEGG MASON TAX EXEMPT TRUST, INC.

LEGG MASON TAX-FREE INCOME FUND
         Legg Mason Maryland Tax-Free Income Trust
         Legg Mason Pennsylvania Tax -Free Income Trust
         Legg Mason Tax-Free Intermediate-Term Income Trust

LEGG MASON VALUE TRUST, INC.